Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 14, 2025, except for Note 31, as to which the date is May 21, 2025, with respect to the consolidated financial statements of Aura Minerals Inc. for the years ended December 31, 2023 and 2022 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton Auditores Independentes Ltda.

Campinas, Brazil

July 7, 2025